EXHIBIT (k)(3)

AMENDMENT NO. 1 TO ADMINISTRATION AGREEMENT FOR
REPORTING AND ACCOUNTING SERVICES

This amendment No. 1 (the "Amendment") to the Administration Agreement for Reporting and Accounting Services dated July 9, 1992 (the "Agreement"), between State Street Bank and Trust Company (the "Bank") and The China Fund, Inc. (the "Fund") is dated as of March 7, 2002.

WHEREAS, pursuant to the Agreement the Bank provides administrative and other services to the Fund; and

WHEREAS, the Fund desires to expand the administrative services provided by the Bank to include legal administration services to the Fund and the Bank is willing to render such services for additional fees;

NOW, THEREFORE, the parties agree as follows:

1.	Schedule B to the Agreement describing the services to be provided by the Bank is hereby deleted in its entirety and Schedule B in the form attached to this Amendment is substituted therefor.

2.	Schedule C describing the fees payable to the Bank is deleted in its entirety and Schedule C in the form attached to this Amendment is substituted therefor.

3.	All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by their officers designated below as of the date set forth above.

THE CHINA FUND, INC.		STATE STREET BANK AND TRUST COMPANY
By:	/s/ Ann M. Casey	By:	/s/ Alan D. Greene
Name: Ann M. Casey		Name: Alan D. Greene
Title: Secretary		Title: Executive Vice President

SCHEDULE B

TO

ADMINISTRATION AGREEMENT

Reporting and Accounting Services Provided by the Bank

A.	Oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;

B.	Oversee the maintenance by the Bank and Fund of certain books and records of the Fund as required under Rule 31a-1 (b) (4) of the Investment Company Act;

C.	Prepare the Fund's federal, state and local income tax returns for review by the independent accountants and filing by the treasurer;

D.	Review the appropriateness of and arrange for payment of the Fund's expenses;

E.	Perform such compliance reviews of the Fund as may be agreed upon between the Fund and the Bank.

F.	Prepare for review and approval by officers of the Fund financial information for the Fund's semi-annual and annual reports, proxy statements and other communications with shareholders;

G.	Prepare for review by an officer and counsel of the Fund certain periodic financial reports required by the Securities and Exchange Commission as may be mutually agreed upon;

H.	Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise appropriately prepared by the Fund's Investment Manager, the Direct Investment Manager, custodian, counsel or auditors;

I.	Make such reports and recommendation to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate;

J.	Make such reports and recommendations to the Board concerning the performance and fees of the Fund's custodian and transfer agent as the Board may reasonably request or deems appropriate;

K.	Oversee and review calculations of fees paid to the Investment Manager, the Direct Investment Manager, the custodian and the transfer agent;

L.	Consult with the Fund's officers, independent accountants, legal counsel, custodian and shareholder servicing agent in establishing the accounting policies of the Fund;

M.	Review implementation by the Fund of any dividend reinvestment programs authorized by the Board of Directors;

N.	Provide such assistance to the Investment Manager and the Direct Investment Manager, the custodian, the transfer agent and the Fund's counsel and auditors as may be mutually agreed upon to properly carry on the business and operations of the Fund; and

O.	Respond to or refer to the Fund's officers or transfer agent any shareholder inquiries relating to the Fund.

P.	Provide personnel for the Fund officer positions of President, Treasurer and Secretary.

Certain details of the scope of the Bank's services hereunder shall be documented in the Compliance Manual and Fund Profile as amended from time to time.

Legal Administration Services Provided by the Bank

A.	Corporate Secretarial Services

1.	Maintain corporate calendar.

2.	Draft agenda for meeting; circulate for comment; coordinate pre-Board meeting conference call to finalize agenda; and finalize.

3.	Preparation of Board materials, including:

1)	Requesting materials from investment managers, auditors (if applicable), fund counsel, other State Street departments and outside providers such as insurance agents.

2)	Drafting Board resolutions.

3)	Drafting legal memoranda on issues to be discussed at the Board meeting.

4.	Photocopy and distribution of Board materials.

5.	Attendance at Board meetings and presentation of legal issues, if desired.

6.	Preparation of Directors' Supplement on an annual basis.

7.	Draft regular Board meeting minutes, circulate for comment and finalize Board materials.

8.	Review of compliance reports and quarterly management reports from investment managers.

9.	Maintain corporation in good standing.

10.	Provide written regulatory development updates materials to the Directors.

11.	Prepare materials for valuation committees and coordinate valuation committee meetings.

12.	Review existing fund procedures and Code of Ethics to ensure compliance with applicable law and industry "best practices."

13.	Review existing Board materials and suggest changes to ensure that materials presented (i) are necessary and appropriate, (ii) are streamlined, concise and, where appropriate, are presented in a summary, easy-to-read format, and (iii) address all matters which the SEC has articulated as areas Directors should review.

14.	Prepare materials for audit committee meetings and coordinate with auditors to disseminate their materials.

B.	SEC and Other Filings

1.	Review semi-annual and annual reports.

2.	Preparation of amendments to registration statement, if needed, including:

1)	Drafting and circulating for comment.

2)	Coordinating EDGARization and filing of prospectus and SAI.

3)	Coordinating printing of offering memorandum.

3.	Review press releases for dividends and other purposes.

4.	Prepare, circulate and coordinate the filing of Form 8-K and other regulatory filings as needed.

C.	Other Services

1.	Provide assistance with insurance issues, including:

1)	Obtaining quotes from insurance companies.

2)	Monitoring compliance with fidelity bond requirements.

3)	Completing insurance applications.

4)	Filing fidelity bond with SEC.

2.	Provide assistance with Codes of Ethics issues, including preparing quarterly Codes of Ethics certificates and obtaining executed copies.

3.	Provide Shareholder meeting services, including:

1)	Drafting proxy statements for annual meetings and circulating for comment.

2)	Coordinating printing and filing of proxy statements.

3)	Attending Shareholder meetings and coordinating the Inspector of Election.

4)	Monitoring votes to ensure proper approvals.

5)	Preparing and disseminating meeting minutes.

4.	Monitor regulatory and industry developments and pro-actively apprise the Board of such developments.

5.	Act as a resource for addressing Board members and investment advisers' issues and liaising with outside counsel when necessary or appropriate.

D.	Fees Included in Legal Administration Services

1.	All photocopy charges, including for Board materials.

2.	Facsimile charges.

3.	Telephone charges.

4.	Courier expenses.

5.	Computer research expenses.

6.	Document production.

Legal Administration Services Not Provided and Fees Not Paid by the Bank

A.	Legal Administration Services Not Included

1.	Preparation of proxy statements, Board materials, etc. for special shareholder meetings.

2.	Preparation and filing of exemptive applications and no-action letters.

3.	Preparation of Board materials and registration statements for new series.

4.	Research and provision of information regarding closed-end fund shareholder activism.

5.	Researching and resolving issues of an unusual nature, such as trademark issues, development of a stock repurchase program, and issues relating to the disposal of illiquid investments.

6.	Provision of a memorandum regarding Directors' responsibilities in connection with contract approval.

B.	Expenses Not Assumed by the Bank

1.	Reasonable foreign travel expenses of one State Street Legal Services attorney.

2.	Fees charged by Lipper Inc. for comparative fee analyses.

3.	Costs of printing and filing annual reports, prospectuses and proxy statements.

4.	Costs of proxy tabulation and solicitation.

5.	SEC filing fees, if applicable.

SCHEDULE C
TO
ADMINISTRATION AGREEMENT

FUND ADMINISTRATION FEE SCHEDULE
FOR
THE CHINA FUND, INC.

I.	FEES FOR FUND ADMINISTRATION SERVICES:

The following fee schedule is for full administration services for The China Fund, Inc. These services are listed on Schedule B attached to the Agreement. For these services, the fund will be charged according to the following fee schedule:

Average Assets	Annual Fee Expressed in Basis Points: 1/100 of 1%
First $150 Million	18.00
Next $150 Million	16.00
Thereafter	11.00
Minimum	$235,000

Fund Fees:

The average weekly total net assets of the Fund will be used to calculate the fee by multiplying the net assets of the Fund by the basis point fees in the above schedule. The greater of the basis points or the minimum will be accrued to the Fund.

II.	OUT OF POCKET EXPENSES - Include, But May Not Be Limited To:

•	Legal fees, audit fees and other professional fees

•	Postage

•	Supplies related to Fund records

•	Travel and lodging for Board and Operations meetings

•	Preparation of financial statements other than Annual and Semi-Annual Reporting, $3,000 per financial report.

III.	SPECIAL ARRANGEMENTS

Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports will be subject to negotiation. Fees for a change in fund structure (i.e., Core and Feeder) are subject to negotiation.

IV.	TERM OF THE FEE SCHEDULE

The parties agree that this fee schedule shall remain in effect until March 31, 2003 and from year to year thereafter until it is revised as a result of negotiations initiated by either party.